UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012

Buildablock Corp.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-54491	22-3914075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

759 Square Victoria, Suite 200, Montreal, Quebec	H2Y 2J7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 946-5255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective April 13, 2012, the Company entered into a Memorandum of Share Purchase Agreement (the “Agreement”) with Mr. René Arbic, a director of the Company and its former President and Chief Executive Officer, providing for the sale by the Company to Mr. Arbic of 100% of the issued and outstanding shares of its wholly-owned subsidiary, Valtech Communications, Inc. (“Valtech”). The Agreement provides for the sale of Valtech on an “as is, where is” basis in consideration for payment of $1.00. The purchase price was negotiated on an arms’-length basis and approved by the Company’s Board of Directors. The sale closed on April 30, 2012. As a result of the sale of Valtech, the Company became a development stage company, as it continues the development of its social networking platform under the “Buildablock” name.

As of November 30, 2011, the four principal shareholders of the Company had advanced $1,928,319 to Valtech for working capital purposes. These loans bear interest at an annual rate of 10% for individual amounts exceeding $150,000 (CDN$) ($151,590 (US$)). The loans have no specific terms of repayment and are unsecured. Accrued interest on these loans as of February 29, 2012 was $329,395. Upon the sale of Valtech, this debt as well as Valtech’s assets and liabilities will no longer be included in the consolidated balance sheet of the Company. In connection with the sale of Valtech, the principal shareholders executed releases in favor of the Company with respect to any loans, advances, services rendered or capital contributions made to or for the benefit of the Company and its subsidiaries, including Valtech.

Item 2.01 Completion of Acquisition or Disposition of Assets

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
2.01	Memorandum of Share Purchase Agreement, dated as of April 13, 2012, between Buildablock Corp. and René Arbic

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

buildablock corp.
Date:	May 2, 2012	By:	/s/ Gary Oberman
Name: Gary Oberman Title: President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.01	Memorandum of Share Purchase Agreement, dated as of April 13, 2012, between Buildablock Corp. and René Arbic

-4-